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                                                                    EXHIBIT 99.2

                      [CHRONIMED STATSCRIPT PHARMACY LOGO]

NEWS RELEASE


                  CHRONIMED ANNOUNCES ACQUISITION OF ACCENT RX
                              MAIL SERVICE PHARMACY

MINNEAPOLIS, MINNESOTA, DECEMBER 10, 2003 -- Chronimed Inc. (Nasdaq: CHMD) announced today it has purchased Accent Rx for $4.2 million in cash. Accent Rx is a specialty mail service pharmacy focusing primarily on the distribution of pharmaceutical products to individuals living with HIV/AIDS and post-organ transplants.

Henry F. Blissenbach, Chronimed's Chairman and Chief Executive Officer commented, "We are pleased to expand our current leadership position in the HIV/AIDS and post-organ transplant markets with the acquisition of Accent Rx. We look forward to providing Accent Rx patients with excellent customer service. Accent Rx customers will be served through Chronimed's existing mail service operations."

Chronimed expects the acquisition to add approximately $15 million in annual revenue and be slightly accretive to earnings per share in the second half of fiscal 2004 ending June.

ABOUT CHRONIMED INC.
Chronimed Inc. is a specialty pharmacy that distributes prescription drugs and provides specialized therapy management services for people with certain conditions, including HIV/AIDS, organ transplants, and diseases treated with biotech injectable medications. We work with patients, physicians and other health care providers, pharmaceutical manufacturers, health plans and insurers, and government agencies to improve clinical and economic outcomes. Chronimed's web site address is www.chronimed.com.

Information contained in this press release, other than historical or current facts, should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management's current views of future events and financial performance that involve a number of risks and uncertainties. These factors include, but are not limited to, the following: our ability to maintain satisfactory on-going arrangements with biopharmaceutical manufacturers and wholesalers, and their ability to satisfy our volume, pricing, and product requirements; decrease in demand for drugs we handle; changes in Medicare or Medicaid; loss of relationships with payors (including Aetna or other material contracts); negative cost containment trends or financial difficulties by our payors; changes in or unknown violations of various federal, state, and local regulations; costs and other effects of legal or administrative proceedings; the adoption of new or changes to existing accounting policies and practices and the application of such policies and practices; the amount and rate of growth in our selling, general and administrative expenses; the impairment of a significant amount of our goodwill; the effects of and changes in, trade, monetary and fiscal policies, laws and regulations; increased competition; our ability to obtain competitive financing to fund operations and growth; loss or retirement of key


     10900 Red Circle Drive    Minnetonka, Minnesota 55343    952/979-3600
                     Fax: 952/979-3969    www.chronimed.com
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December 10, 2004
Page 2

executives; developments in medical research affecting the treatment or cure of conditions for which we distribute medications; the ability of management and accounting controls to assure accurate and timely recognition of revenue and earnings; and adverse publicity, news coverage, and reporting by independent analysts. We urge you to read the cautionary statement filed as Exhibit 99.1 as part of Chronimed's annual report and Form 10-K filed with the Securities and Exchange Commission.


Contact:

Chronimed Inc.
Investor Relations
Brad Schumacher, (952) 979-3888